Exhibit 99.1

FOR IMMEDIATE RELEASE

Turning Point Brands Announces Second Quarter 2019 Results

LOUISVILLE, KY. (July 31, 2019) - Turning Point Brands (NYSE: TPB), a leading provider of Other Tobacco Products (“OTP”) and adult consumer alternatives, today announced financial results for the second quarter ended June 30, 2019.

Results at a Glance

Second Quarter 2019
(Comparisons vs. same period year-ago)

✓	Net sales increased 15.1% to $93.3 million;
✓	Gross profit increased 15.1% to a record $41.2 million;
✓	Net income increased $3.9 million to $13.2 million;
✓	Adjusted EBITDA increased 6.0% to $18.3 million (see Schedule A for a reconciliation to net income);
✓	Diluted EPS of $0.66 and Adjusted Diluted EPS of $0.53 as compared to $0.47 and $0.51 in the year-ago period, respectively (see Schedule C for a reconciliation to Diluted EPS); and
✓	Other highlights from the second quarter:
o	Stoker’s MST[1] strong double-digit volume gains on continued store wins, particularly in high-volume chains, propelled sales and gross profits in the quarter to record levels;
o	Zig-Zag retains its leadership position in both MYO cigar wraps and premium rolling papers with novel new products including paper cones and unbleached papers; and
o	Robust NewGen net sales growth of 52.8% including $4.3 million in Nu-X sales.

“The second quarter was especially strong for our Nu-X business,” said Larry Wexler, President and Chief Executive Officer.  “Nu-X sales of $4.3 million in the quarter were up robustly from the $0.8 million in the first quarter. CBD products and RipTide vaping systems accounted for substantially all Nu-X sales in the quarter.  Moving forward, we expect continued gains as we introduce new proprietary products into our sales and distribution infrastructure.”

1 TPB measured industry moist snuff tobacco (“MST”) volumes excluding pouch and snus products.

1
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Recent Events

On July 19, TPB announced the acquisition of Solace Technologies.  Solace has a robust new product pipeline and strong alternative products development capabilities that we expect to accelerate the growth of Nu-X in 2019 and beyond.  The Solace assets were acquired for $15.25 million, consisting of $8.25 million in cash and $7.0 million of performance-based restricted stock units of TPB, which vest over a three-year period based on specific performance metrics of Nu-X.  Solace had 2018 sales and EBITDA of approximately $10 million and $3 million, respectively.

On July 24, TPB announced a strategic investment in ReCreation Marketing in Canada.  ReCreation is a specialty marketing and distribution firm that targets up to 30,000 retail outlets, including convenience stores and newly established cannabis dispensaries. The ReCreation leadership team is committed to accelerating our Nu-X RipTide and alternative products launches into the Canadian marketplace.  In exchange for our $3.0 million investment TPB received a 30% equity interest in ReCreation and an option to increase our ownership to 50%.

On July 30, TPB closed a Convertible Senior Notes offering for $172.5 million in new capital (inclusive of the Underwriter’s Overallotment Option of $22.5 million).  The Senior Notes due in 2024 will bear an interest rate of 2.5% per year, payable semi-annually.  Holders of the notes may convert them to TPB stock, subject to certain restrictions and minimum prices. The conversion stock price is $53.86. The company entered into a “Capped Call” transaction with certain financial counterparties to hedge its exposure to potential dilution from the conversion of the notes.  After giving effect to the Capped Call, the Company will start to suffer dilution from conversion of the notes at stock prices exceeding $82.92, which represents a 100% appreciation from the closing price on the date of the offering. $20.5 million of proceeds were paid to the Capped Call counterparties.  $35.9 million was used to retire the second lien credit facility. The remaining $110.1 million proceeds, net of fees and expenses, will be retained for investment in our Nu-X business, including future acquisitions and investments.

On July 30, the TPB board of directors declared a quarterly dividend of $0.045 per common share.  The dividend will be paid on October 11, 2019 to shareholders of record on the close of business September 20, 2019.

Smokeless Products Segment (28% of total net sales in the quarter)

For the second quarter, Smokeless products net sales increased 7.2% to a record $26.2 million on continuing double-digit volume growth of Stoker’s MST, partially offset by declining sales in chewing tobacco, largely attributable to long-term segment weakness and a continuing shift to lower priced products.  MST represented 53% of Smokeless revenues in the quarter, up from 45% a year earlier.  In the quarter, total Smokeless segment volume increased 3.1% and price/mix advanced 4.1%.

2
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

“Stoker’s MST gains continue to be powered by consumer adoption in existing stores and the addition of large, higher velocity chains,” said Wexler.  “Stoker’s MST cases shipped in the quarter rose by strong double-digits, while delivering another record market share.”

Year-over-year industry volumes for chewing tobacco and MST declined by approximately 7% and 3% in the quarter, respectively.  Stoker’s shipments to retail outpaced the smokeless industry in the quarter, growing its MSAi share in both chewing tobacco and MST.

For the quarter, Smokeless segment gross profit increased 12.2% to a record $14.1 million.  Segment gross margin expanded 240 basis points to 53.7%, driven primarily by operational efficiencies from robust MST volume gains.

Smoking Products Segment (27% of total net sales in the quarter)

Second quarter net sales of Smoking products decreased $4.0 million from year-ago to $25.4 million, principally due to the previously scheduled inventory depletions associated with new Canadian packaging regulations and the continued run-off of our low-margin cigars business. Second quarter Smoking products volume declined 13.9% while price/mix increased 0.4%. Canadian paper sales bottomed in May and started to rebound in June.

In the quarter, Zig-Zag retained its U.S. share leadership position in premium rolling papers with the successful expansion of organic hemp, unbleached papers and the introduction of paper cones.  Zig-Zag hemp papers are now available in 31,000 retail outlets and is the #1 hemp paper as measured by MSAi.  Zig-Zag cones were initially launched in a limited number of retail outlets. Early results have been encouraging and we expect to see further gains in the third and fourth quarters as we expand the cones launch.

“Our new additions to the Zig-Zag portfolio, particularly cones, are positioning the brand to materially benefit from the tailwinds of the growing alternative smoking markets,” said Wexler.  In the quarter, Zig-Zag also retained its leading market share of approximately 75% in MYO cigar wraps.

According to MSAi, second quarter industry volumes for U.S. cigarette papers and MYO cigar wraps each decreased by mid-single digits. We are currently working to update market share reviews as MSAi does not cover a significant portion of the cone market.

For the quarter, Smoking products gross profit decreased $1.4 million to $13.7 million as compared to year-ago with gross margin expanding 240 basis points to 54.2%.  Gross profit in the quarter was impacted by the disruption from the new Canadian packaging regulations.

3
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

NewGen (New Generation) Products Segment (45% of total net sales in the quarter)

For the second quarter, NewGen segment net sales grew 52.8% to $41.8 million on accelerating Nu-X alternative products momentum and the inclusion of IVG results, which was purchased in September 2018.

Nu-X net sales in the quarter were $4.3 million, up from $0.8 million in the first quarter. RipTide vaping products sales in the quarter were principally concentrated in a set of 8,000 unique stores where we launched the product. Nu-X CBD sales in the quarter, on the other hand, were primarily derived from our e-commerce marketing engines at IVG and VaporBeast.  “Preliminary results are highly encouraging and have given us the confidence to extend the Nu-X proprietary CBD portfolio of products to traditional retail in the late third quarter,” said Wexler.  “Responsible marketing communications are a cornerstone of the TPB CBD strategy. All CBD marketing is undertaken with guidance and direction from our regulatory affairs team.”

VaporBeast B2B momentum in the quarter continued to deliver double-digit gains as compared to year-ago with higher average order sizes and increased order frequency.  “The e-commerce engines at VaporBeast and IVG are performing well, with strong gains in the alternative products space,” said Wexler. Strong performance from our core VaporBeast and IVG platforms was offset by continued consolidation of the Vapor Shark and Vapor Supply acquisitions, which we announced in September 2018. We expect to finalize conversion of our Vapor Supply Oklahoma brick and mortar retail stores into Vapor Shark branded locations in the third quarter.

Sales of V2 related products in the quarter totaled $1.3 million, down from $2.0 million a year earlier.  Projected V2 sales in the third quarter are expected to be immaterial as the product line is being discontinued, as previously announced.

In the quarter, gross profit for the NewGen segment increased 65.6% to $13.4 million.  Gross margin for the quarter expanded by 250 basis points to 32.0%, reflecting the higher margin proprietary Nu-X CBD and IVG B2C businesses.  Second quarter 2019 NewGen results include $2.0 million of tariff expense.

Other Events and Performance Measures in the First Quarter

Second quarter consolidated selling, general and administrative (“SG&A”) expenses were $21.2 million compared to $21.0 million in 2018.  Absent the net proceeds received from the settlement associated with the V2 shut-down, SG&A was $26.8 million which includes a full quarter of IVG expenses as well as Nu-X SG&A expenses of $1.3 million.

4
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Second quarter SG&A included $1.7 million of the following:
•	$1.3 million of Nu-X launch costs;
•	$0.2 million of transaction expenses, principally related to an earnout for IVG management as compared to $1.0 million a year-ago; and
•	$0.2 million of severance related expenses for organizational changes as compared to less than $0.1 million a year earlier.

Interest expense for the quarter was $3.7 million as compared to $3.5 million in the year-ago period.

Income tax expense for the quarter was $3.0 million versus $1.9 million a year earlier.

For the quarter, fully diluted weighted average shares outstanding were 20.1 million.

Capital expenditures in the second quarter 2019 totaled $1.1 million.

Total debt at June 30, 2019 was $201.6 million.  Net debt at June 30, 2019 was $199.5 million, compared to $217.4 million as of December 31, 2018, a decrease of $17.9 million.  Net debt at June 30, 2019 to rolling twelve months Adjusted EBITDA was 2.9x (see Schedule B for a reconciliation).

2019 Outlook Update

We revise our guidance provided May 1, 2019 as follows:

Absent any additional acquisitions, the company projects 2019 base business net sales to be $370 to $385 million.  Including the Solace acquisition, the company now anticipates that the Nu-X division will generate $18 to $28 million in net sales (up from previous guidance of $10 to $20 million), bringing total TPB 2019 net sales to $388 to $413 million (up from previous guidance of $380 to $405 million).  The company intends to fully reinvest Nu-X gross profit to continue to grow the Nu-X business.

V2 e-cigarettes sales are essentially complete for the year 2019.  V2 e-cigarette sales for the third and fourth quarters of 2018 were $1.8 million and $2.2 million.  The RipTide vaping products launch is expected to more than offset these sales.

The company anticipates certain SG&A expenses in 2019, including:
•	$2.0 million in transaction expenses resulting from the Solace acquisition and IVG earnout payments (up from previous guidance of $1.2 million);
•	$3.0 million to support Nu-X infrastructure growth (up from previous guidance of $1.6 million);
•
Due to accelerated deadlines, we will pull forward some 2020 FDA PMTA expenses into 2019. We now expect to spend up to $5.0 million in preparation for the FDA’s PMTA pathway during 2019 (up from previous guidance of $1.5 million);

•	Stock compensation and non-cash incentive expense in 2019 is projected to be $4.0 million.

5
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Excluding the one-time and non-cash SG&A expenses described above, we project 2019 Adjusted EBITDA of $72 to $76 million (up from previous guidance of $70 to $75 million). This excludes the previously communicated $5.5 million net gain related to a settlement from the V2 winddown.

The company expects the 2019 effective income tax rate to be 21 to 23%

Capital expenditures for 2018 are expected to be approximately $4.0 million (up from our previous guidance of $3.0 to $4.0 million).

Net Sales for the third quarter 2019, including approximately two months of the Solace acquisition, is expected to be $99.0 million to $103.0 million.

Earnings Conference Call

As previously disclosed, a conference call with the investment community to review TPB’s financial results has been scheduled for 10 a.m. Wednesday, July 31, 2019.  Investment community participants should dial in ten minutes ahead of time using the toll-free number 800-458-4148 (International participants should call 786-789-4772).  A live listen-only webcast of the call is available from the Events and Presentations section of the investor relations portion of the company website (www.turningpointbrands.com).  A replay of the webcast will be available on the site three hours following the call.

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release includes certain non-GAAP financial measures including Adjusted EBITDA, Adjusted diluted EPS, Net Debt and Adjusted Operating Income.  A reconciliation of these non-GAAP financial measures accompanies this release.

About Turning Point Brands, Inc.

Louisville, Kentucky-based Turning Point Brands, Inc. (NYSE: TPB) is a leading U.S. provider of Other Tobacco Products and adult consumer alternatives.  TPB, through its focus brands, Stoker’s® in Smokeless products, Zig-Zag® in Smoking products and VaporBeast®, VaporFi® and Nu-X™ in NewGen products, generates solid cash flow which it uses to finance acquisitions, increase brand support and strengthen its capital structure.  TPB does not sell cigarettes. More information about the company is available at its corporate website, www.turningpointbrands.com.

6
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology.  These forward-looking statements include all matters that are not historical facts.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements.  Any forward-looking statement made by TPB in this press release speaks only as of the date hereof.  New risks and uncertainties come up from time to time, and it is impossible for TPB to predict these events or how they may affect it. TPB has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.  Factors that could cause these differences include, but are not limited to:

•	declining sales of tobacco products, and expected continuing decline of sales, in the tobacco industry overall;
•	our dependence on a small number of third-party suppliers and producers;
•	the possibility that we will be unable to identify or contract with new suppliers or producers in the event of a supply or product disruption;
•	the possibility that our licenses to use certain brands or trademarks will be terminated, challenged or restricted;
•	failure to maintain consumer brand recognition and loyalty of our customers;
•	substantial and increasing U.S. regulation;
•	regulation of our products by the FDA, which has broad regulatory powers;
•	uncertainty related to the regulation and taxation of our NewGen products;
•	our products are subject to developing and unpredictable regulation, for example, current court action moving forward certain substantial Pre Market Tobacco Application obligations;
•	our products contain nicotine which is considered to be a highly addictive substance;
•	possible significant increases in federal, state and local municipal tobacco- and vapor-related taxes;
•	possible increasing international control and regulation;
•	our reliance on relationships with several large retailers and national chains for distribution of our products;
•	our amount of indebtedness;
•	the terms of our credit facilities, which may restrict our current and future operations;
•	intense competition and our ability to compete effectively;
•	uncertainty and continued evolution of markets containing our NewGen products;
•	significant product liability litigation;
•	the scientific community’s lack of information regarding the long-term health effects of electronic cigarettes, vaporizer and e-liquid use;
•	requirement to maintain compliance with master settlement agreement escrow account;
•	competition from illicit sources;
•	our reliance on information technology;
•	security and privacy breaches;

7
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

•	contamination of our tobacco supply or products;
•	infringement on our intellectual property;
•	third-party claims that we infringe on their intellectual property;
•	failure to manage our growth;
•	failure to successfully integrate our acquisitions or otherwise be unable to benefit from pursuing acquisitions;
•	fluctuations in our results;
•	exchange rate fluctuations;
•	adverse U.S. and global economic conditions;
•	sensitivity of end-customers to increased sales taxes and economic conditions;
•	failure to comply with certain regulations;
•	departure of key management personnel or our inability to attract and retain talent;
•	imposition of significant tariffs on imports into the U.S.;
•	reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors, potentially decreasing our stock price;
•	failure to maintain our status as an emerging growth company before the five-year maximum time period a company may retain such status;
•	our principal stockholders will be able to exert significant influence over matters submitted to our stockholders and may take certain actions to prevent takeovers;
•
our certificate of incorporation and bylaws, as well as Delaware law and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of our common stock;

•
our certificate of incorporation limits the ownership of our common stock by individuals and entities that are Restricted Investors. These restrictions may affect the liquidity of our common stock and may result in Restricted Investors being required to sell or redeem their shares at a loss or relinquish their voting, dividend and distribution rights;

•
future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us;

•	we may issue preferred stock whose terms could adversely affect the voting power or value of our common stock; and
•	our status as a “controlled company” could make our common stock less attractive to some investors or otherwise harm our stock price.

Contact:
Robert Lavan, Senior Vice President, CFO
ir@tpbi.com  (502) 774-9238

Financial Statements Follow:

8
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Income
(dollars in thousands except share data)

	Three Months Ended June 30,
	2019	2018
Net sales	$93,339	$81,101
Cost of sales	52,156	45,306
Gross profit	41,183	35,795
Selling, general, and administrative expenses	21,242	20,993
Operating income	19,941	14,802
Interest expense, net	3,736	3,455
Investment income	(118)	(144)
Loss on extinguishment of debt	150	-
Net periodic benefit (income), excluding service cost	(11)	264
Income before income taxes	16,184	11,227
Income tax expense	2,979	1,908
Consolidated net income	$13,205	$9,319

Basic income per common share:
Consolidated net income	$0.67	$0.48
Diluted income per common share:
Consolidated net income	$0.66	$0.47
Weighted average common shares outstanding:
Basic	19,621,695	19,268,625
Diluted	20,131,980	19,788,865

Supplemental disclosures of statement of income information:
Excise tax expense	$5,105	$5,466
FDA fees	$155	$142

9
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Balance Sheet
(dollars in thousands except share data)

ASSETS	June 30, 2019	December 31, 2018
Current assets:
Cash	$2,127	$3,306
Accounts receivable, net of allowances of $49 in 2019 and $42 in 2018	6,280	2,617
Inventories	94,583	91,237
Other current assets	18,184	14,694
Total current assets	121,174	111,854
Property, plant, and equipment, net	11,390	10,589
Right of use assets	11,304	-
Deferred financing costs, net	797	870
Goodwill	147,846	145,939
Other intangible assets, net	32,842	35,339
Master Settlement Agreement (MSA) escrow deposits	31,724	30,550
Other assets	4,218	4,236
Total assets	$361,295	$339,377

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$19,768	$6,841
Accrued liabilities	20,142	22,925
Current portion of long-term debt	13,000	8,000
Revolving credit facility	15,000	26,000
Total current liabilities	67,910	63,766
Notes payable and long-term debt	173,602	186,715
Deferred income taxes	1,949	2,291
Postretirement benefits	3,096	3,096
Lease liabilities	9,951	-
Other long-term liabilities	2,786	886
Total liabilities	259,294	256,754

Commitments and contingencies

Stockholders' equity:
Preferred stock; $0.01 par value; authorized shares 40,000,000; issued and outstanding shares -0-	-	-
Common stock, voting, $0.01 par value; authorized shares, 190,000,000; issued and outstanding shares - 19,657,946 at June 30, 2019, and 19,553,857 at December 31, 2018	197	196
Common stock, nonvoting, $0.01 par value; authorized shares, 10,000,000; issued and outstanding shares -0-	-	-
Additional paid-in capital	112,366	110,466
Accumulated other comprehensive loss	(3,040)	(2,536)
Accumulated deficit	(7,522)	(25,503)
Total stockholders' equity	102,001	82,623
Total liabilities and stockholders' equity	$361,295	$339,377

10
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows
(dollars in thousands)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Consolidated net income	$19,765	$12,351
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on extinguishment of debt	150	2,384
Loss on disposal of property, plant, and equipment	22	-
Depreciation expense	1,163	1,117
Amortization of other intangible assets	723	351
Amortization of deferred financing costs	478	474
Deferred income taxes	(109)	1,443
Stock compensation expense	1,412	691
Changes in operating assets and liabilities:
Accounts receivable	(3,663)	(2,440)
Inventories	(3,346)	(10,348)
Other current assets	(3,534)	(4,463)
Other assets	(359)	249
Accounts payable	12,927	10,047
Accrued postretirement liabilities	(83)	(71)
Accrued liabilities and other	(3,848)	(5,820)
Net cash provided by operating activities	21,698	5,965

Cash flows from investing activities:
Capital expenditures	$(1,964)	$(1,003)
Restricted cash, MSA escrow deposits	1,677	(1,735)
Acquisitions, net of cash acquired	-	(4,797)
Issuance of note receivable	-	(6,500)
Net cash used in investing activities	(287)	(14,035)

11
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows (Cont.)
(dollars in thousands)

	Six Months Ended June 30,
	2019	2018
Cash flows from financing activities:
Proceeds from 2018 first lien term loan	$-	$158,000
Payments of 2018 first lien term loan	(4,000)	-
Proceeds from 2018 second lien term loan	-	40,000
Payments of 2018 second lien term loan	(4,489)	-
Proceeds from 2018 revolving credit facility	-	16,000
Payments of 2018 revolving credit facility	(11,000)	-
Payment of dividends	(1,762)	(768)
Payments of 2017 first lien term loan	-	(140,613)
Payments of 2017 second lien term loan	-	(55,000)
Proceeds from (payments of) 2017 revolving credit facility, net	-	(8,000)
Payments of VaporBeast Note Payable	-	(2,000)
Proceeds from release of restricted funds	-	1,107
Payments of financing costs	(179)	(3,279)
Exercise of options	610	607
Surrender of restricted stock	(81)	-
Redemption of options	(12)	-
Net cash provided by (used in) financing activities	$(20,913)	$6,054

Net increase (decrease) in cash	$498	$(2,016)

Cash, beginning of period:
Unrestricted	3,306	2,607
Restricted	2,361	4,709
Total cash at beginning of period	$5,667	$7,316

Unrestricted	$2,127	$3,433
Restricted	4,038	1,867
Total cash at end of period	$6,165	$5,300

12
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use non-U.S. GAAP financial measures, including EBITDA, Adjusted EBITDA, Adjusted diluted EPS, Net Debt and Adjusted Operating Income.  We believe Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations.  Adjusted EBITDA, Adjusted diluted EPS, Net Debt and Adjusted Operating Income are used by management to compare our performance to that of prior periods for trend analyses and planning purposes and are presented to our board of directors.  We believe that EBITDA, Adjusted EBITDA, Adjusted diluted EPS and Adjusted Operating Income are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate to business performance.

We define “EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation and amortization.  We define “Adjusted EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation, amortization, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.  We define “Adjusted diluted EPS” as diluted earnings per share excluding items that we do not consider ordinary course in our evaluation of ongoing operating performance.  We define “Net Debt” as total debt less cash.  We define “Adjusted Operating Income” as operating income excluding depreciation, amortization, LIFO, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP.  EBITDA, Adjusted EBITDA Adjusted diluted EPS and Adjusted Operating Income exclude significant expenses that are required by U.S. GAAP to be recorded in our financial statements and is subject to inherent limitations.  In addition, other companies in our industry may calculate this non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.

In accordance with SEC rules, we have provided, in the supplemental information attached, a reconciliation of the non-GAAP measures to the next directly comparable GAAP measures.

13
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)

	Three Months Ended June 30,
	2019	2018
Consolidated net income	$13,205	$9,319
Add:
Interest expense, net	3,736	3,455
Loss on extinguishment of debt	150	-
Income tax expense	2,979	1,908
Depreciation expense	632	557
Amortization expense	364	176
EBITDA	$21,066	$15,415
Components of Adjusted EBITDA
Other (a)	(97)	244
Stock options, restricted stock, and incentives expense (b)	1,198	492
Transactional expenses and strategic initiatives (c)	187	1,030
New product launch costs (d)	1,270	-
Severance charges and organizational development (e)	150	44
Vendor settlement (f)	(5,522)	-
Adjusted EBITDA	$18,252	$17,225

(a) Represents LIFO adjustment, non-cash pension/ postretirement expense (income) and foreign exchange hedging.
(b) Represents non-cash stock options, restricted stock and incentives expense.
(c) Represents the fees incurred for transaction expenses and strategic initiatives.
(d) Represents product launch costs of our new product lines.
(e) Represents costs associated with departmental restructuring, including severance.
(f) Represents net gain associated with the settlement of a vendor contract.

14
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule B

Turning Point Brands, Inc.
Reconciliation of GAAP Total Debt to Net Debt
(dollars in thousands)

	June 30, 2019		December 31, 2018

Cash	$2,127		$3,306

Total Debt	$201,602		$220,715

Net Debt	$199,475		$217,409

Leverage Ratio (a)	2.9	x	3.3	x

(a) Leverage ratio is calculated by net debt / adjusted EBITDA.

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
April 1, 2018, to March 31, 2019
(dollars in thousands)

	Rolling 12 Months		2nd Quarter 2019	1st Quarter 2019	4th Quarter 2018	3rd Quarter 2018

Net income attributable to Turning Point Brands, Inc.	$32,703		$13,205	$6,560	$4,984	$7,954
Add:
Interest expense, net	15,302		3,736	3,856	4,008	3,702
Loss on extinguishment of debt	150		150	-	-	-
Income tax expense	8,321		2,979	1,774	2,132	1,436
Depreciation expense	2,151		632	531	509	479
Amortization expense	1,378		364	359	449	206

EBITDA	$60,005		$21,066	$13,080	$12,082	$13,777
Components of Adjusted EBITDA
Other	(26)		(97)	(79)	(103)	253
Stock options, restricted stock, and incentives expense	2,634		1,198	715	354	367
Transactional expenses and strategic initiatives	3,950		187	910	1,727	1,126
New product launch costs	2,865		1,270	442	608	545
Product line rationalizations	2,216		-	-	1,915	301
Warehouse reorganization	508		-	508	-	-
Severance charges and organizational development	1,371		150	496	627	98
Vendor settlement	(5,522)		(5,522)	-	-	-
Adjusted EBITDA	$68,001		$18,252	$16,072	$17,210	$16,467

Net Debt / 12 months ended March 31, 2019, rolling Adjusted EBITDA	2.9	x

15
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule C

Turning Point Brands
Reconciliation of GAAP diluted EPS to Adjusted diluted EPS
(dollars in thousands except share data)

	Three Months Ended June 30,
	2019	2018
GAAP EPS	$0.66	$0.47
Loss on extinguishment of debt	0.00	-
LIFO Adjustment (a)	(0.00)	-
Stock options, restricted stock, and incentives expense (b)	0.05	0.02
Transactional expenses and strategic initiatives (c)	0.01	0.03
New product launch costs (d)	0.05	-
Severance charges and organizational development (e)	0.00	0.00
Vendor settlement (f)	(0.22)	-
Impact of quarterly tax items to effective tax rate	(0.02)	(0.01)
Adjusted diluted EPS	$0.53	$0.51

(a) Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting tax effected at the quarterly effective tax rate.
(b) Represents non-cash stock options, restricted stock and incentives expense tax effected at the quarterly effective tax rate.
(c) Represents the fees incurred for transaction expenses and strategic initiatives tax effected at the quarterly effective tax rate.
(d) Represents product launch costs of our new product lines tax effected at the quarterly effective tax rate.
(e) Represents costs associated with departmental restructuring, including severance tax effected at the quarterly effective tax rate.
(f) Represents net gain associated with the settlement of a vendor contract tax effected at the quarterly effective tax rate.

16
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule D

Turning Point Brands, Inc.
Reconciliation of GAAP Gross Profit to Adjusted Gross Profit and GAAP Operating Income to Adjusted Operating Income
(dollars in thousands)

	Consolidated		Smokeless		Smoking		NewGen
	2nd Quarter 2019	2nd Quarter 2018	2nd Quarter 2019	2nd Quarter 2018	2nd Quarter 2019	2nd Quarter 2018	2nd Quarter 2019	2nd Quarter 2018

Net sales	$93,339	$81,101	$26,176	$24,410	$25,363	$29,328	$41,800	$27,363

Gross profit	$41,183	$35,795	$14,063	$12,533	$13,738	$15,180	$13,382	$8,082
Adjustments:
LIFO adjustment	(112)	-	(112)	-	-	-	-	-
New product launch costs	-	-	-	-	-	-	-	-
Product line rationalizations	-	-	-	-	-	-	-	-

Adjusted gross profit	$41,071	$35,795	$13,951	$12,533	$13,738	$15,180	$13,382	$8,082

Operating income	$19,941	$14,802	$9,731	$8,383	$10,374	$11,450	$7,451	$1,962
Adjustments:
LIFO adjustment	(112)	-	(112)	-	-	-	-	-
Foreign exchange hedging	-	(46)	-	-	-	(46)	-	-
Transaction expenses and strategic iniatives	187	1,030	-	-	-	-	-	-
New product launch costs	1,270	-	-	-	-	-	1,270	-
Product line rationalizations	-	-	-	-	-	-	-	-
Warehouse reorganization	-	-	-	-	-	-	-	-
Severance charges and organizational development	150	44	-	-	-	-	-	-
Supplier contract settlement	(5,522)	-	-	-	-	-	(5,522)	-

Adjusted operating income	$15,914	$15,830	$9,619	$8,383	$10,374	$11,404	$3,199	$1,962

17
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238